Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS,
ANNOUNCES NEW $400 MILLION STOCK REPURCHASE PROGRAM,
20% INCREASE IN QUARTERLY DIVIDEND AND
SETS PRELIMINARY PROJECTED EPS RANGE FOR FISCAL 2006

          Pleasanton, California, November 15, 2005 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended October 29, 2005 of $.25, compared to $.25, as restated, for the 13 weeks ended October 30, 2004.  Net earnings for the third quarter ended October 29, 2005 were $36.3 million, compared to $37.7 million, as restated, for the 13 weeks ended October 30, 2004.  Fiscal 2005 third quarter sales rose 20% to $1.237 billion, from $1.028 billion for the quarter ended October 30, 2004.  Comparable store sales for the period increased 9% over the prior year.

          For the nine months ended October 29, 2005, earnings per share totaled $.87, compared to $.78, as restated, for the nine months ended October 30, 2004.  Net earnings for the nine months ended October 29, 2005 were $128.7 million, compared to $118.1 million, as restated, for the same period in the prior year.   Sales for the first nine months rose 17% to $3.533 billion, with same store sales up 6% over the prior year period.

          Earnings for the third quarter of 2004 are inclusive of a $.01 per share gain on the sale of the Company’s former corporate office and distribution center in Newark, California.   Results for the nine month period ended October 30, 2004 include that gain, as well as a non-cash charge of $.07 in the second quarter to write-down the value of the Newark property to its estimated fair market value.  Net of the gain on the sale of the property, the impairment charge reflected in the 2004 nine month results is $.06 per share.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Sales during the third quarter were stronger than expected, benefiting from broadbased geographic strength and solid same store sales gains in our back-to-school businesses.  As expected, gross margin during the period declined about 60 basis points, mainly due to the previously-announced increase in inventory shortage resulting from our recent physical inventory of stores and a net cumulative expense for corrections of differences identified in the related reconciliation of merchandise accounts payable.  These higher expenses were partially offset by leverage on occupancy and buying costs, lower distribution expenses and a slight increase in merchandise gross margin.”

ROSS STORES, INC.	4440 Rosewood Drive, Building #4, Pleasanton, California 94588-3050	(925) 965-4400

          “General, selling and administrative expenses as a percent of sales rose about 45 basis points during the third quarter, as leverage from the 9% increase in same store sales was more than offset by higher incentive plan costs compared to the prior year.  During 2004, the incentive plan expense accruals from the first half of that year were reversed in the third quarter when we determined that no bonuses would be paid under the plan,” said Mr. Balmuth.

          Looking ahead to the fourth quarter, Mr. Balmuth said, “We are encouraged by our recent sales trends and remain cautiously optimistic about our prospects heading into the important holiday season.  For the 13 weeks ending January 28, 2006, we continue to project same store sales gains of 2% to 3% and are now forecasting earnings per share to be in the range of $.44 to $.47, compared to $.35, as restated, in the prior year period.”

New $400 Million Stock Repurchase Authorization and 20% Increase in Dividend

          Mr. Balmuth continued, “Strong cash flows continue to provide the resources to fund capital investments in new store growth and infrastructure, as well as the Company’s stock repurchase and dividend programs.  Reflecting this strength, we are pleased to report that our Board of Directors has authorized a new two-year $400 million share repurchase program and a 20% increase in the quarterly cash dividend.  The new stock buyback program represents over 10% of the Company’s total market value at current price levels.  The new quarterly cash dividend of $.06 per common share is payable on or about January 3, 2006 to stockholders of record as of December 7, 2005.”

          “During the first nine months of 2005, we also repurchased 4.9 million shares of common stock for an aggregate purchase price of $133 million.   In addition to today’s newly announced share repurchase program, approximately $42 million remains available for future repurchases under the prior two-year, $350 million stock repurchase program authorized in early 2004, which we expect to complete this year.  We ended the third quarter with 144.7 million shares of common stock outstanding,” Mr. Balmuth said.

Fiscal 2006 Outlook

          In commenting on the Company’s outlook for 2006, Mr. Balmuth continued, “We are now planning total unit growth of about 8% in fiscal 2006, consisting of approximately 55 net new Ross locations and about five additional dd’s DISCOUNTS® stores, followed by forecasted unit growth of approximately 9% for fiscal 2007.  As we concentrate on improving our ability to meet customer needs at a more local level, we plan to focus this expansion in the regions we already serve.  Our objective is to improve store sales productivity, especially in our newer markets, before we further pressure profit margins by entering any major new regions.  We believe this more focused growth strategy will enhance our ability to realize improved store sales productivity and profitability across all markets, enabling us to balance growth with improvement in operating margins and overall returns.”

          Mr. Balmuth concluded, “Based on our updated store growth assumptions for fiscal 2006, along with our projection for same store sales gains of 3% to 4% and gradual improvement in operating margin, our preliminary forecast is for earnings per share for the 53 weeks ending February 3, 2007 to be in the range of $1.60 to $1.70.  This preliminary forecasted earnings range for fiscal 2006 includes the estimated earnings benefit of about $.06 to $.07 from the 53rd week in 2006, but does not include the projected non-cash earnings impact related to adoption of FAS 123(R), Share-Based Payment.”

          The Company will provide additional details concerning its third quarter results and business outlook on a conference call to be held on Tuesday, November 15, 2005 at 12:00 noon Eastern time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com.  A recorded version of the call will also be available until the end of the fourth quarter at the website address and via a telephone recording through November 22, 2005 at 402-220-5900, PIN #2342.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to effectively operate and integrate various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and  higher than expected inventory shortage; and greater than planned operating costs. Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2004 and the Form 10-Q’s and Form 8-K’s for fiscal 2005.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

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          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2004 revenues of $4.2 billion.  As of October 29, 2005, the Company operated 715 Ross stores and 20 dd’s DISCOUNTS® locations, compared to 641 Ross stores and 10 dd’s DISCOUNTS® locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS® features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Nine Months Ended

($000, except stores and per share data, unaudited)	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004

		As Restated		As Restated
Sales	$1,236,892	$1,027,744	$3,532,691	$3,028,236
Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	976,323	805,126	2,751,853	2,330,008
Selling, general and administrative	201,304	162,481	570,644	487,628
Impairment/(gain on disposal) of long-lived assets	0	(2,182)	0	15,818
Interest (income) expense, net	(461)	391	(1,339)	897

Total costs and expenses	1,177,166	965,816	3,321,158	2,834,351
Earnings before taxes	59,726	61,928	211,533	193,885
Provision for taxes on earnings	23,401	24,213	82,879	75,809

Net earnings	$36,325	$37,715	$128,654	$118,076
Earnings per share
Basic	$0.25	$0.26	$0.89	$0.80
Diluted	$0.25	$0.25	$0.87	$0.78
Weighted average shares outstanding (000)
Basic	143,753	146,199	144,954	148,071
Diluted	145,659	148,604	147,150	150,983
Stores open end of period	735	651	735	651

ROSS STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	October 29, 2005	October 30, 2004

		As Restated
ASSETS
Current Assets
Cash and cash equivalents	$177,753	$57,787
Accounts receivable	35,246	33,077
Merchandise inventory	1,064,972	999,603
Prepaid expenses and other	44,705	47,792
Deferred income taxes	8,968	25,273

Total current assets	$1,331,644	$1,163,532
Property and equipment, net	629,304	541,189
Other long-term assets	53,593	58,005

Total assets	$2,014,541	$1,762,726

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable, accrued expenses and other	$945,414	$779,209

Total current liabilities	$945,414	$779,209
Long-term debt	50,000	50,000
Other long-term liabilities	119,955	113,501
Deferred income taxes	96,975	87,929
Stockholders’ equity	802,197	732,087

Total liabilities and stockholders’ equity	$2,014,541	$1,762,726

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended

($000, unaudited)	October 29, 2005	October 30, 2004

		As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$128,654	$118,076
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	81,457	70,131
Deferred income taxes	4,774	7,525
Tax benefit from equity issuance	18,102	8,120
Impairment of long-lived assets	—	15,818
Change in assets and liabilities:
Merchandise inventory	(211,860)	(158,112)
Other current assets, net	(2,041)	(26,109)
Accounts payable	209,410	71,054
Other current liabilities	31,779	1,713
Other long-term, net	3,926	6,641

Net cash provided by operating activities	264,201	114,857

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(139,331)	(112,176)
Sales of short-term investments, net	67,400	—
Proceeds from sale of Newark Facility	—	17,400

Net cash used in investing activities	(71,931)	(94,776)

CASH FLOWS USED IN FINANCING ACTIVITIES
Issuance of common stock related to stock plans	31,238	12,862
Treasury stock purchased	(6,065)	(7,532)
Repurchase of common stock	(132,976)	(150,141)
Dividends paid	(22,045)	(19,029)

Net cash used in financing activities	(129,848)	(163,840)

Net increase (decrease) in cash and cash equivalents	62,422	(143,759)

Cash and cash equivalents:
Beginning of period	115,331	201,546

End of period	$177,753	$57,787

NON-CASH INVESTING ACTIVITIES
Straight-line rent capitalization in build-out period	$3,059	$3,998